Exhibit F


                                     April 19, 2001



Securities and Exchange Commission
Washington, D.C. 20549

Re: Application/Declaration on Form U-1 of Northeast Utilities et al. (File No. 70-9825)

Ladies and Gentlemen:

     I am familiar with the application/declaration on Form U-1 referred to above (the "Application/Declaration") filed by Northeast Utilities ("NU") and The Connecticut Light and Power Company ("CL&P") relating to the sale of the South Meadow Generating Station by CL&P to the Connecticut Resources Recovery Authority, and I am familiar with the proceedings relating thereto at, and the orders issued by, the Connecticut Department of Public Utility Control and the Federal Energy Regulatory Commisison, as described in the Application/Declaration.

     I am of the opinion that upon the issuance of your order or orders permitting the Application/Declaration to become effective, and assuming that
(a) the proposed transactions are consummated in accordance with such Application/Declaration and (b) required filings with State agencies are made in connection with the closing thereof:

   (a) all State laws applicable to the proposed transactions will have been complied with; and

   (b) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by NU or CL&P or any of their associate companies.

     I hereby consent to the filing of this opinion as an exhibit to the above-mentioned statement on Form U-1.


                                     Very truly yours,



                                     /S/ Richard M. Early
                                     Richard M. Early
                                     Senior Counsel